Axos Financial, Inc. Reports Third Quarter Fiscal Year 2026 Results

LAS VEGAS, NV – (BUSINESS WIRE) – April 30, 2026 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”) today announced unaudited financial results for the third fiscal quarter ended March 31, 2026. Net income was $124.7 million and diluted earnings per share (“EPS”) was $2.15 for the quarter ended March 31, 2026. Net income for the quarter ended March 31, 2025 was $105.2 million and diluted EPS was $1.81.
Third Quarter Fiscal 2026 Financial Summary

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2026	2025	% Change
Net interest income	$306,261	$275,464	11.2%
Non-interest income	$85,988	$33,373	157.7%
Net income	$124,677	$105,206	18.5%
Adjusted earnings (Non-GAAP)[1]	$110,224	$105,011	5.0%
Diluted EPS	$2.15	$1.81	18.8%
Adjusted EPS (Non-GAAP)[1]	$1.90	$1.81	5.0%
[1] See “Use of Non-GAAP Financial Measures”
“Strong loan growth and good expense discipline resulted in double digit year-over-year increases in net interest income and diluted EPS” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Excluding the interest income impact of the FDIC-purchased loans and two fewer days in the quarter ended March 31, 2026, net interest income increased by $5.7 million linked quarter. Non-interest expense rose modestly by 0.7% linked quarter benefiting from lower salaries and benefits expenses and operational efficiencies across the enterprise. We deliberately reduced our higher-cost savings and time deposits in anticipation of the Jenius Bank deposit acquisition closing expected in the June quarter. The acquisition allows us to optimize our funding and prepare for additional organic loan growth.”
“Our real estate loans and structured credits continue to perform well, with very low levels of non-performers and net charge-offs,” said Derrick Walsh, Chief Financial Officer of Axos. “Excluding a specific loan loss reserve in the quarter on one C&I credit, our provision for credit losses was $21.4 million, down from $25.0 million in the quarter ended December 31, 2025. We remain well reserved relative to our low level of credit losses, as reflected in our allowance for credit losses to total non-accrual loans of 195.2% at March 31, 2026.”
Other Highlights
•Ending net loan balances were $25.0 billion at March 31, 2026, reflecting a net change in loans of $685.0 million for the three months ended March 31, 2026
•Non-performing assets to total assets were 0.62% as of March 31, 2026, down from 0.71% as of June 30, 2025
•Net interest margin was 4.57% for the three months ended March 31, 2026 compared to 4.78% for the three months ended March 31, 2025; excluding the FDIC-purchased loans, net interest margin was relatively flat year-over-year
•Non-interest income was $86.0 million for the three months ended March 31, 2026, up 157.7% from $33.4 million for the three months ended March 31, 2025; non-interest income for the three months ended March 31, 2026 included a one-time $22.0 million favorable legal settlement. Excluding this one-time favorable legal settlement, non-interest income was $64.0 million due to contributions from the acquisition of Verdant Commercial Capital, LLC (“Verdant”), which closed in September 2025, higher advisory fees and higher mortgage banking income
•Total deposits were $22.4 billion at March 31, 2026, an increase of $2.3 billion, or 11.2%, from $20.1 billion at March 31, 2025
•Book value per share increased to $53.89 at March 31, 2026, up 17.7% from $45.79 at March 31, 2025

Third Quarter Fiscal 2026 Income Statement Summary
Net income was $124.7 million and diluted EPS was $2.15 for the three months ended March 31, 2026, compared to net income of $105.2 million and diluted EPS of $1.81 for the three months ended March 31, 2025. Net interest income increased $30.8 million or 11.2% for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, primarily due to an increase in interest income earned on loans, partially offset by a decrease on interest income on deposits in other financial institutions and an increase in interest expense on secured financings and other borrowings, as well as an increase in interest expense on advances from the Federal Home Loan Bank (“FHLB”).
The provision for credit losses was $41.0 million for the three months ended March 31, 2026, compared to $14.5 million for the three months ended March 31, 2025. The provision for credit losses for the three months ended March 31, 2026, was primarily driven by loan growth, an increase in specific reserves on individually assessed loans and changes to the quantitative inputs to the allowance for credit losses model.
Non-interest income increased to $86.0 million for the three months ended March 31, 2026, compared to $33.4 million for the three months ended March 31, 2025. The increase was primarily due to a favorable legal settlement and operating lease rental and other income from the Verdant acquisition.
Non-interest expense, comprised of various operating expenses, increased $39.7 million to $186.0 million for the three months ended March 31, 2026, from $146.3 million for the three months ended March 31, 2025. The change was primarily due to increased depreciation and amortization, mainly attributable to the Verdant acquisition, an increase in general and administrative expense, and an increase in salaries and related costs.
Balance Sheet Summary
Axos’ total assets increased by $4.5 billion, or 18.0%, to $29.2 billion, at March 31, 2026, from $24.8 billion at June 30, 2025, primarily attributable to an increase in loans and securities available-for-sale, partially offset by lower cash and cash equivalents. Total liabilities increased by $4.1 billion, or 18.5%, to $26.2 billion at March 31, 2026, from $22.1 billion at June 30, 2025, primarily attributable to higher advances from the FHLB and higher deposit balances, as well as secured financings assumed as part of the Verdant acquisition. Stockholders’ equity increased $384.5 million, or 14.3%, to $3.1 billion at March 31, 2026 from $2.7 billion at June 30, 2025, primarily due to net income of $365.4 million.
Conference Call
A conference call and webcast will be held on Thursday, April 30, 2026, at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until May 30, 2026 at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13759673.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $29.2 billion in consolidated assets as of March 31, 2026, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $44.0 billion of assets under custody and/or administration as of March 31, 2026, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index, among other indices. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.
Segment Reporting
The Company operates through two segments: the Banking Business Segment and the Securities Business Segment. In order to reconcile the two segments to the consolidated totals, the Company includes corporate activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business Segment and non-interest expense incurred by the Banking Business Segment for cash sorting fees related to deposits sourced from Securities Business Segment customers.

The following tables present the operating results of the segments:

	For the Three Months Ended March 31, 2026
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$303,445	$7,860	$(5,044)	$306,261
Provision for credit losses	41,000	—	—	41,000
Non-interest income	64,090	30,529	(8,631)	85,988
Non-interest expense	152,677	29,516	3,760	185,953
Income before income taxes	$173,858	$8,873	$(17,435)	$165,296

	For the Three Months Ended March 31, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$272,260	$6,942	$(3,738)	$275,464
Provision for credit losses	14,500	—	—	14,500
Non-interest income	12,666	30,611	(9,904)	33,373
Non-interest expense	118,325	28,416	(480)	146,261
Income before income taxes	$152,101	$9,137	$(13,162)	$148,076

	For the Nine Months Ended March 31, 2026
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$919,144	$24,696	$(14,820)	$929,020
Provision for credit losses	83,255	—	—	83,255
Non-interest income	109,277	90,157	(27,728)	171,706
Non-interest expense	430,707	87,985	8,081	526,773
Income before income taxes	$514,459	$26,868	$(50,629)	$490,698

	For the Nine Months Ended March 31, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$837,472	$21,216	$(11,077)	$847,611
Provision for credit losses	40,748	—	—	40,748
Non-interest income	24,204	89,517	(23,940)	89,781
Non-interest expense	351,176	84,685	3,185	439,046
Income before income taxes	$469,752	$26,048	$(38,202)	$457,598
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related items (including amortization of intangible assets related to acquisitions) and other costs (unusual or non-recurring charges). Adjusted EPS, a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs and other costs provides investors with an alternative understanding of Axos’ core business.

Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
(Dollars in thousands, except per share data)	2026	2025	2026	2025
Net income	$124,677	$105,206	$365,426	$322,233
Favorable legal settlement[1]	(22,000)	—	(22,000)	—
Acquisition-related costs[2]	2,834	1,604	8,194	5,804
Other costs[3]	—	(1,879)	—	(1,879)
Verdant acquisition - Provision for credit losses	—	—	7,765	—
Income tax effect	4,713	80	1,542	(1,161)
Adjusted earnings (Non-GAAP)	$110,224	$105,011	$360,927	$324,997

Average dilutive common shares outstanding	58,073,257	58,174,696	57,774,407	58,027,880

Diluted EPS	$2.15	$1.81	$6.33	$5.55
Favorable legal settlement[1]	(0.38)	—	(0.38)	—
Acquisition-related costs[2]	0.05	0.03	0.14	0.10
Other costs[3]	—	(0.03)	—	(0.03)
Verdant acquisition - Provision for credit losses	—	—	0.13	—
Income tax effect	0.08	—	0.03	(0.02)
Adjusted EPS (Non-GAAP)	$1.90	$1.81	$6.25	$5.60
1 Favorable legal settlement reflects the recognition of a legal settlement in the Company’s favor reached in March 2026.
2 Acquisition-related costs includes amortization of intangible assets, and for the nine months ended March 31, 2026, also includes $1.3 million of acquisition-related costs associated with the Verdant acquisition.
3 Other costs primarily reflects the payment of a legal judgment at an amount less than previously accrued.
We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus servicing rights, goodwill and other intangible assets. Tangible book value per common share is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest comparable GAAP measure, to tangible book value per common share (non-GAAP) as of the dates indicated:

(Dollars in thousands, except per share amounts)	March 31, 2026	June 30, 2025	March 31, 2025
Common stockholders’ equity	$3,065,183	$2,680,677	$2,603,900
Less: servicing rights, carried at fair value	26,299	27,218	27,585
Less: goodwill and other intangible assets—net	211,046	134,502	135,966
Tangible common stockholders’ equity (Non-GAAP)	$2,827,838	$2,518,957	$2,440,349

Common shares outstanding at end of period	56,882,190	56,483,617	56,865,524

Book value per common share	$53.89	$47.46	$45.79
Less: servicing rights, carried at fair value per common share	0.46	0.48	0.49
Less: goodwill and other intangible assets—net per common share	3.71	2.38	2.39
Tangible book value per common share (Non-GAAP)	$49.72	$44.60	$42.91

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, tariffs, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2025, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2026	June 30, 2025	March 31, 2025
Selected Balance Sheet Data:
Total assets	$29,248,986	$24,783,078	$23,981,154
Loans—net of allowance for credit losses	24,957,536	21,049,610	20,193,630
Loans held for sale, carried at fair value	23,964	10,012	15,644
Allowance for credit losses	346,702	290,049	279,950
Trading securities	444	649	346
Available-for-sale securities	801,439	66,008	79,958
Securities borrowed	133,015	139,396	91,915
Customer, broker-dealer and clearing receivables	333,699	252,720	300,907
Total deposits	22,388,135	20,829,543	20,136,714
Advances from the Federal Home Loan Bank	1,805,000	60,000	60,000
Secured financings	634,452	—	—
Borrowings, subordinated notes and debentures	378,065	312,671	377,427
Securities loaned	148,668	139,426	111,094
Customer, broker-dealer and clearing payables	338,592	350,606	314,399
Total stockholders’ equity	$3,065,183	$2,680,677	$2,603,900

Common shares outstanding at end of period	56,882,190	56,483,617	56,865,524
Common shares issued at end of period	71,724,042	71,101,642	70,813,637

Per Common Share Data:
Book value per common share	$53.89	$47.46	$45.79
Tangible book value per common share (Non-GAAP)[1]	$49.71	$44.60	$42.91

Capital Ratios:
Equity to assets at end of period	10.48%	10.82%	10.86%
Axos Financial, Inc.:
Tier 1 leverage (to adjusted average assets)	10.17%	10.73%	10.45%
Common equity tier 1 capital (to risk-weighted assets)	11.65%	12.52%	12.39%
Tier 1 capital (to risk-weighted assets)	11.65%	12.52%	12.39%
Total capital (to risk-weighted assets)	14.32%	15.28%	15.21%
Axos Bank:
Tier 1 leverage (to adjusted average assets)	9.39%	10.23%	10.14%
Common equity tier 1 capital (to risk-weighted assets)	10.90%	12.42%	12.31%
Tier 1 capital (to risk-weighted assets)	10.90%	12.42%	12.31%
Total capital (to risk-weighted assets)	12.13%	13.70%	13.49%
Axos Clearing LLC:
Net capital	$103,752	$86,996	$79,264
Excess capital	$97,249	$81,834	$73,172
Net capital as a percentage of aggregate debit items	31.91%	33.71%	26.02%
Net capital in excess of 5% aggregate debit items	$87,495	$74,091	$64,035

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	As of or for the Three Months Ended		As of or for the Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share data)	2026	2025	2026	2025
Selected Income Statement Data:
Interest and dividend income	$478,241	$432,722	$1,457,822	$1,373,052
Interest expense	171,980	157,258	528,802	525,441
Net interest income	306,261	275,464	929,020	847,611
Provision for credit losses	41,000	14,500	83,255	40,748
Net interest income, after provision for credit losses	265,261	260,964	845,765	806,863
Non-interest income	85,988	33,373	171,706	89,781
Non-interest expense	185,953	146,261	526,773	439,046
Income before income taxes	165,296	148,076	490,698	457,598
Income tax expense	40,619	42,870	125,272	135,365
Net income	$124,677	$105,206	$365,426	$322,233

Weighted average number of common shares outstanding:
Basic	56,724,054	57,029,078	56,586,710	57,019,301
Diluted	58,073,257	58,174,696	57,774,407	58,027,880

Per Common Share Data:
Net income:
Basic	$2.20	$1.84	$6.46	$5.65
Diluted	$2.15	$1.81	$6.33	$5.55
Adjusted earnings per common share (Non-GAAP)[1]	$1.90	$1.81	$6.25	$5.60

Performance Ratios and Other Data:
Growth in loans held for investment, net	$684,984	$706,903	$3,907,926	$962,245
Loan originations for sale	$70,080	$20,962	$178,211	$157,358
Return on average assets	1.77%	1.77%	1.79%	1.81%
Return on average common stockholders’ equity	16.26%	16.44%	16.54%	17.47%
Interest rate spread[2]	3.88%	3.91%	3.99%	3.98%
Net interest margin[3]	4.57%	4.78%	4.76%	4.93%
Net interest margin[3] – Banking Business Segment	4.62%	4.83%	4.81%	4.97%
Efficiency ratio[4]	47.41%	47.36%	47.86%	46.84%
Efficiency ratio[4] – Banking Business Segment	41.54%	41.53%	41.88%	40.75%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.31%	0.09%	0.16%	0.12%
Non-accrual loans to total loans	0.71%	0.89%	0.71%	0.89%
Non-performing assets to total assets	0.62%	0.79%	0.62%	0.79%
Allowance for credit losses - loans to total loans held for investment	1.37%	1.37%	1.37%	1.37%
Allowance for credit losses - loans to non-accrual loans[5]	192.15%	151.28%	192.15%	151.28%
1     See “Use of Non-GAAP Financial Measures.”
2     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4    Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.
5 The increase in the Allowance for credit losses - loans to nonaccrual loans is primarily attributable to the increase in the allowance for credit losses, including the impact of the Verdant acquisition.